EXHIBIT 99.1
ASSURANCEAMERICA CORPORATION ANNOUNCES 2007 RESULTS
ATLANTA—(BUSINESSWIRE)—February 15, 2008—Atlanta-based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM), today announced its unaudited financial results for December 2007 and the twelve months ended December 31, 2007.
Revenues for the month of December 2007 increased 17% to $4.7 million, compared to $4.0 million for the same month of 2006. Revenues for the twelve months of 2007 increased 9% to $58.4 million, compared with $53.7 million for the same period of 2006.
Pretax earnings increased 27% for the month of December 2007 to $70,000, compared to $55,000 in December 2006. The Company’s pretax earnings decreased 71% for the twelve month period ended December 31, 2007 to $0.8 million, compared with $2.7 million in the same period last year.
Net income for the month of December 2007, excluding tax benefits, increased 47% to $81,000 compared to $55,000 in the same period of 2006. The tax benefit for the month of December amounted to $0.2 million in 2007 as compared to a $2.6 million tax benefit recorded in December, 2006. Net income for the twelve months ended December 31, 2007, excluding tax benefits decreased 71% to $0.8 million, compared with $2.7 million for the same period of 2006. The tax expense was $0.5 million for the year ending December 31, 2007 and a tax benefit of $2.0 million was recorded for the year ended December 31, 2006. In 2006, the Company was able to utilize certain net operating tax loss carry forwards.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 4% from $9.0 million in December 2006 to $9.5 million in December 2007. Gross Premiums Produced decreased 4% from $141.9 million for the twelve months ended December 31, 2006 to $136.5 million for the same period of 2007. Gross Premiums Produced is used by management as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica said, “2007 results were not acceptable. The wholesale division (Carrier/MGA) is performing remarkably well in a soft market with revenues and profitability continuing to grow well ahead of the industry. Our retail division performed well below expectations challenged by a number of external as well as internal factors. We are confident we have learned from these challenges and we are putting that knowledge into action. We are aggressively dealing with the retail division’s issues and expect that the actions we are taking will lead to better results in 2008.”
AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Florida, Georgia, Louisiana, Mississippi, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contact:
AssuranceAmerica Corporation, Atlanta
Mark Hain, General Counsel, Secretary, Sr. Vice President
(770) 952-0200 Ext. 6259
Greg Woods, Acting Chief Financial Officer
(770) 952-0200 Ext. 6215